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                          [LOGO OF JONES INTERCABLE]
                                                                       EXHIBIT 5

                              April 6, 1998

Jones Intercable, Inc.
9697 East Mineral Avenue
Englewood, Colorado 80112

     Re:  Jones Intercable, Inc.
          7 5/8% Senior Notes Due 2008

Gentlemen:

     I have acted as counsel for Jones Intercable, Inc., a Colorado corporation (the "Company"), in connection with the authorization, issuance and sale by the Company of $200,000,000 principal amount of its 7 5/8% Senior Notes Due 2008 (the "Notes"), pursuant to the Terms Agreement dated March 31, 1998 (the "Terms Agreement"), between the Company and Salomon Brothers Inc., Lehman Brothers Inc., NationsBanc Montgomery Securities LLC and NatWest Capital Markets Limited.

     I am of the opinion that the Notes have been duly and validly issued by the Company.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Company's Current Report on Form 8-K dated April 6, 1998. I also consent to the reference to me under the heading "Legal Matters" in the Prospectus Supplement, dated March 31, 1998, to the Prospectus dated January 13, 1998 filed in the Company's Registration Statement on Form S-3 (No. 333-40149).

                              Very truly yours,

                              /s/ Elizabeth Steele
                              --------------------
                              Elizabeth M. Steele
                              General Counsel